Calculation of Filing Fee Tables
S-8
Finwise Bancorp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	Other	809,271	$ 14.06	$ 11,378,350.26	0.0001381	$ 1,571.35
Total Offering Amounts:						$ 11,378,350.26		$ 1,571.35
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,571.35
Offering Note
[1]	(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the FinWise Bancorp 2019 Stock Plan, as amended, as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock, $0.001 par value per share, of FinWise Bancorp (the "Common Stock") pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"). (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low market prices of the Common Stock as reported on the NASDAQ Stock Market on July 9, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources